Exhibit 2.1

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of May 24, 2017, pursuant to that certain Asset Purchase Agreement (the “Agreement”), dated as of March 27, 2017, by and among Mammoth Energy Services, Inc., a Delaware corporation (“Purchaser”), Chieftain Sand and Proppant, LLC, a Delaware limited liability company (“CSP”), and Chieftain Sand and Proppant Barron, LLC, a Wisconsin limited liability company (“CSPB” and, together with CSP, “Sellers”). Purchaser, CSP and CSPB may from time to time be referred to in this Amendment, collectively, as the “Parties” and each, individually, as a “Party.” Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.
WHEREAS, the Agreement, pursuant to Section 12.3 of the Agreement, may be amended, supplemented or changed, and any provision thereof may be waived, only by a written instrument making specific reference to the Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought; and
WHEREAS, the Parties, pursuant to 12.3 of the Agreement, desire to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:
SECTION 1.Amendment of the Agreement.
1.1    The definition of “Cash Consideration” set forth in Section 1(m) of the Agreement hereby is amended in its entirety to read as follows:
“(m)    “Cash Consideration” means $35,250,000, subject to reduction on a dollar for dollar basis (i) to the extent that the total amount of Cure Costs exceeds $175,000, (ii) by an amount equal to the lesser of (A) $111,991 and (B) the amount of Cash and Cash Equivalents, whether on hand, in transit or in banks or other financial institutions, as of the Closing Date, and (iii) to reflect any increase in the Purchase Price in connection with (A) the retention bonuses permitted to be paid under Section 9.1(b)(viii) and (B) the payment of any other bonus or any severance, salary increase or other payments to any employee of either Seller, in each case in violation of Section 9.1.”
1.2    The introduction to Section 4.3 of the Agreement hereby is amended in its entirety to read as follows:
“4.3    Funding Deliveries by Sellers. Two (2) business days prior to the Funding Date, Sellers shall deliver to Akin Gump Strauss Hauer & Feld LLP, in its capacity as outside legal counsel to Purchaser (“Outside Counsel”), at Outside Counsel’s offices located at 1700 Pacific Avenue, Suite 4100, Dallas, TX 75201, and at Closing, Purchaser shall cause Outside Counsel to deliver to Purchaser or, at the direction of Purchaser, the Purchaser Designees:”
1.3    Section 4.3(l) of the Agreement hereby is amended in its entirety to read as follows:

“(l)    joint written instructions to be executed and delivered to the Escrow Agent instructing the Escrow Agent pursuant to, and in accordance with, the Escrow Agreement to deliver to Sellers, the Purchase Price, pursuant to, and in accordance with, such joint written instructions, on the date that is sixty (60) days from the date of entry of the Sale Order, unless (i) the Parties deliver subsequent joint written instructions to effect such delivery on another date in accordance with Section 4.2 or (ii) either Purchaser, on the one hand, or Sellers, on the other hand, delivers subsequent written notice to the Escrow Agent that the conditions set forth in Section 10.4 have not been satisfied as of the date that is sixty (60) days from the date of entry of the Sale Order, in which case the Escrow Agent shall not effect such deliveries until the Escrow Agent receives further joint written instructions to be executed and delivered by Purchaser and Sellers promptly following satisfaction of the conditions set forth in Section 10.4, subject to an earlier termination of this Agreement, pursuant to, and in accordance with, Section 4.7 (the “Joint Written Instructions”).”
1.4    The introduction to Section 4.4 of the Agreement hereby is amended in its entirety to read as follows:
“4.4    Funding Deliveries by Purchaser. At Funding, Purchaser shall deliver, or cause the Purchaser Designees to deliver, to Outside Counsel for further delivery, at Closing, to Sellers (or to other Persons, at the direction of Sellers):”
1.5    Section 4.4(a) of the Agreement hereby is amended in its entirety to read as follows:
“(a)    [Intentionally Omitted].”
1.6    Section 4.4 of the Agreement hereby is amended by adding the following sentence to the end thereof:
“At Funding, Purchaser shall deliver, or cause the Purchaser Designees to deliver, to the Escrow Agent for further delivery, at Closing, to Sellers (or to other Persons, at the direction of Sellers) the Purchase Price less an amount equal to Purchaser’s bid deposit (provided that Purchaser, upon receipt of Purchaser’s bid deposit pursuant to Section 4.3, shall be required to deliver such bid deposit to the Escrow Agent in accordance with Section 4.3).”
1.7    The last sentence of Section 4.8 of the Agreement hereby is amended in its entirety to read as follows:
“If this Agreement is terminated as provided herein, each party shall (a) redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same (subject, in the case of Purchaser or any Purchaser Designee, to any such documents, work papers or other material that must be retained to comply with applicable Law or pursuant to any bona fide records retention policy); and (b) execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent pursuant to, and in accordance with, the Escrow Agreement to return to Purchaser the Purchase Price plus Purchaser’s bid deposit (or portions thereof then-currently held in escrow)).”
1.8    Section 9.1(b) of the Agreement hereby is amended by adding the following new subsection 9.1(b)(xxi):
“(xxi)    notwithstanding anything in this Agreement to the contrary, sell, assign, license, transfer, convey, lease, surrender, relinquish, abandon or otherwise dispose of any Inventory; or”

1.9    Former subsection 9.1(b)(xxi) hereby is renumbered 9.1(b)(xxii).
1.10    Section 9.11 hereby is amended in its entirety to read as follows:
“9.11    Release of Credit Support. With respect to each guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement or cash deposit issued by or for the account of Sellers or any of their Affiliates in relation to the Business set forth on Section 9.11 of the Seller Disclosure Schedule (collectively, the “Support Obligations”), Purchaser shall, or shall cause the Purchaser Designees to, obtain, prior to Funding, substitute credit support arrangements in replacement for the Support Obligations. In addition, Purchaser shall, or shall cause the Purchaser Designees to, cooperate with Sellers’ efforts to cause Sellers and their Affiliates, and, where applicable, their sureties or letter of credit issuers, to be fully released from their respective obligations under the Support Obligations, in form and substance reasonably satisfactory to Sellers. For avoidance of doubt, all cash deposits released in connection therewith shall be treated as Cash and Cash Equivalents of the Company (subject to Sellers’ obligation to leave in place any cash deposits for which Purchaser has, or has caused the Purchaser Designees to, deliver an equivalent amount, in cash, to the Escrow Agent).”
1.11    Section 10.2(c) of the Agreement hereby is amended in its entirety to read as follows:
“(c)    Purchaser shall have delivered, or caused to be delivered, to the Escrow Agent or Outside Counsel, as applicable, all of the items set forth in Section 4.4; and”
1.12    Section 10.2(d) of the Agreement hereby is amended in its entirety to read as follows:
“(d)    [Intentionally Omitted].
1.13    The following Contract hereby is deleted from Sections 2.1(e)(ii) (Other Contracts) and 2.3(c) (Assumed Liabilities: Cure Costs) of the Seller Disclosure Schedule and added to Section 2.2(b) (Non-Assumed Contracts) of the Seller Disclosure Schedule:
Venue Data Room Agreement by and between RR Donnelly (Donnelley Financial Solutions) and Chieftain Sand and Proppant Barron, LLC, dated as of June 30, 2016.
1.14    The following Contract hereby is deleted from Sections 2.1(e)(ii)(A) (Seller In-Bound IP) and 2.3(c) (Assumed Liabilities: Cure Costs) of the Seller Disclosure Schedule and added to Section 2.2(b) (Non-Assumed Contracts) of the Seller Disclosure Schedule:
Software License Agreement by and between Aspen Technology, Inc. and Chieftain Sand and Proppant, LLC, dated as of November 13, 2013.
1.15    Schedule 11.1(c) of the Agreement hereby is amended in its entirety in the accordance with Exhibit A hereto.
SECTION 2.    Effect on the Agreement. Except as modified by this Amendment, all of the terms of the Agreement are hereby ratified and confirmed and shall remain in full force and effect. This Amendment shall be construed as one with the Agreement, and the Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

SECTION 3.    General Provisions. The terms and provisions of Article XII of the Agreement hereby are incorporated by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

PURCHASER:

MAMMOTH ENERGY SERVICES, INC.

By: /s/ Arty Straehla
Name: Arty Straehla
Title: Chief Executive Officer

SELLERS:

CHIEFTAIN SAND AND PROPPANT, LLC

By: /s/ Victor Serri
Name: Victor Serri
Title: Chief Executive Officer

CHIEFTAIN SAND AND PROPPANT BARRON, LLC

By: /s/ Victor Serri
Name: Victor Serri
Title: Chief Executive Officer

ACKNOWLEDGEMENT AND AGREEMENT TO FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT BY:

ENERGY CAPITAL PARTNERS MEZZANINE OPPORTUNITY FUND A, LP, as Administrative Agent for the Prepetition Lenders and the DIP Lenders

By: /s/ Peter Labbat
Name: Peter Labbat
Title: Managing Member